Exhibit 21

PATRICK INDUSTRIES, INC.

SUBSIDIARIES OF THE REGISTRANT

Company	State or Country of Incorporation
Adorn Holdings, Inc.	Delaware
All Counties Glass, Inc.	California
All State Glass, Inc.	California
Arran Isle, Inc.	Indiana
Bathroom & Closet, LLC	Nevada
Bristolpipe, LLC	Indiana
Dehco, Inc.	Indiana
Dowco, Inc.	Wisconsin
Dura Shower Enclosures Co., Ltd	China
Fresno Shower Door, Inc.	California
G.G Schmitt & Sons, Inc.	Pennsylvania
Great Lakes Boat Top, LLC	Delaware
Heywood Williams USA, LLC	Indiana
Highland Lakes Acquisition, LLC	Delaware
KLS Doors, LLC	California
Larry Methvin Installation, Inc.	California
LaSalle Bristol Corporation	Indiana
LaSalle Bristol, LLC	Delaware
LaSalle Bristol, LP	Indiana
Madrona Stone, LLC	Washington
Marine Accessories Corporation	Arizona
Marine Accessories Europe B.V.	The Netherlands
Marine Accessories Europe Holdco, LLC	Delaware
Monster Marine Products, Inc.	Delaware
Patrick Transportation, LLC	Indiana
Shanghai Daoke Trading Co, Ltd.	China
Shower Enclosures America, Inc.	California
Strong Dragon Investment Limited	Hong Kong
Structural Composites, LLC	Indiana
Sunrise Pipe and Supply, Ltd.	Canada
Topline Counters, LLC	Washington
Topline Equipment, LLC	Washington
Transport Indiana, LLC	Indiana
Xtreme Marine Corporation	Delaware